Exhibit 99.2

Commerce & Finance Law Offices
6F NCI Tower, A12 Jianguomenwai Avenue,
Chaoyang District, Beijing, PRC; Postcode: 100022
Tel:(8610) 65693399 Fax: (8610) 65693838, 65693836, 65693837
E-mail Add: beijing@tongshang.com Website: www.tongshang.com.cn
E-Commerce China Dangdang Inc.
4/F, Tower C, The 5th Square
No. 7, Chaoyangmen North Avenue
Dongcheng District, Beijing 100010
People’s Republic of China
Date: December 7, 2010
RE: E-COMMERCE CHINA DANGDANG INC.
Dear Sirs,
We are qualified lawyers of the People’s Republic of China (the “PRC”, for the purpose of issuing this legal opinion, excluding Hong Kong, Macau and Taiwan) and as such are qualified to issue this opinion on the laws of the PRC.
We have acted as the PRC counsel for E-Commerce China Dangdang Inc. (the “Company”), a company established and existing under the laws of the Cayman Islands, in connection with (i) the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed with the Securities and Exchange Commission (the “SEC”), under the U.S. Securities Act of 1933, as amended (the “Securities Act”), relating to the offering by the Company and the Selling Shareholders of American Depositary Shares (“ADSs”), representing Class A common shares, par value US$ 0.0001 per share, of the Company (together with the ADSs, the “Offered Securities”) and (ii) the Company’s proposed listing of the ADSs on the New York Stock Exchange. We have been requested to give this opinion on, among other things, the legal ownership structure of the PRC Subsidiary, as defined below.
For the purpose of this opinion, we have reviewed the copies, certified or otherwise identified to our satisfaction, of documents provided to us by the Company and its PRC Subsidiaries (as defined herein) and such other documents, corporate records, certificates issued by relevant governmental authorities of the PRC and other instruments as we deem necessary or appropriate for the purpose of rendering this opinion.
In the examination of the above mentioned documents, we have assumed that (a) all documents submitted to us as copies conform to their originals; (b) all the originals and signatures, chops and seals on all such documents which bear such signatures, chops and seals are genuine and authentic; (c) other than the PRC residents and entities relevant to any of the documents or to such other documents as referred to in the opinion which are incorporated or established or organized under the laws of the PRC, all parties have the requisite power and authority to enter into, and have duly executed and delivered the documents and performed their obligations thereunder; and (d) all these documents constitute legal, valid, binding and enforceable obligations on the parties thereto under the laws (other than the laws of the PRC) by which they are expressed to be governed.
This opinion is rendered on the basis of the PRC laws and there is no assurance that any of such laws will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect. Any such changes, amendments or replacements may be made by an order of the President of the PRC or the State Council or, in the case of provincial laws and regulations, by the relevant provincial government and may become effective immediately on promulgation. We have no obligation to update this opinion after the effective date of the Registration Statement.
We do not purport to be experts on and do not purport to be generally familiar with or qualified to express legal opinions based on any laws other than the laws of the PRC and accordingly express or imply no legal opinion herein on the laws of any jurisdiction other than the PRC.
Capitalized terms and expressions used herein and not otherwise defined should have the same meanings as ascribed to such terms in the Registration Statement.
Based on the foregoing, we are of the opinion that:
     (i) Incorporation of PRC Subsidiaries. Each of the PRC subsidiaries of the Company listed in Annex 1 attached hereto (the “PRC Subsidiaries” and each a “PRC Subsidiary”) and the PRC affiliated entities listed in Annex 2 attached hereto (the “PRC Affiliated Entities” and each a “PRC Affiliated Entity”) has been duly organized and is validly existing as a wholly foreign owned enterprise, or a domestic limited liability company, as the case may be, with full legal person status and limited liability and in good standing under the applicable PRC Laws.
     Except as expressly provided in the agreements set forth in Annex 3 (collectively, the “Control Agreements”), the equity interests of the PRC Subsidiaries and the PRC Affiliated Entities as each described in Annex 1 and Annex 2 are free and clear of all liens, charges, restrictions upon voting or transfer or any other encumbrances, equities or claims; the articles of association, the business license and other constituent documents of each of the PRC Subsidiaries and the PRC Affiliated Entities comply with the requirements of applicable PRC Laws, have been approved by the relevant PRC authorities, as the case may be, and are in full force and effect.
     To the best of our knowledge after due inquiry, no winding up or liquidation proceedings have been commenced against any PRC Subsidiary or PRC Affiliated Entity, and no proceedings have been started for the purpose of, and no judgment has been rendered declaring any PRC Subsidiary or PRC Affiliated Entity bankrupt or in an insolvency proceeding.
     (ii) Business. Each of the PRC Subsidiaries and the PRC Affiliated Entities has full legal right, power and authority (corporate or otherwise) to own, use, lease and operate its assets and to conduct its business in the manner presently conducted and as described in the Registration Statement and is duly qualified to transact business and is in good standing in each jurisdiction in which it owns or uses or leases properties, conducts any business or in which such qualification is required, except as expressly provided in the Control Agreements or disclosed in the Registration Statement. Except as disclosed in the Registration Statement and to the best of our knowledge after due inquiry, the PRC Subsidiaries and the PRC Affiliated Entities have all necessary licenses, consents, authorizations, approvals, orders, certificates and permits of and from, and has made all declarations and filings (collectively, “Governmental Authorizations”) with any governmental or regulatory agency in the PRC (“Governmental Agencies”) to own, lease, license and use its properties, assets and conduct its business in the manner presently conducted and as described in the Registration Statement and such Governmental Authorizations contain no materially burdensome restrictions or conditions not described in the Registration Statement. To the best of our knowledge after due inquiry, each of the PRC Subsidiaries and the PRC Affiliated Entities is in compliance with the provisions of all such Governmental Authorizations in all material respects. Nothing has come to our attention that makes us to believe that any Governmental Agencies is considering modifying, suspending or revoking any such PRC Governmental Authorizations.
     (iii) Corporate Structure. Each of the PRC Subsidiaries, the PRC Affiliated Entities, Peggy Yu Yu and Guoqing Li has full power, authority and legal right to enter into, execute, adopt, assume, issue, deliver and perform their respective obligations under each of the Control Agreements to which it, she or he is a party, and has authorized, executed and delivered each of the Control Agreements to which it, she or he is a party, and, such obligations constitute valid, legal and binding obligations enforceable against each of them in accordance with the terms of each of the Control Agreements. No Governmental Authorizations are required under any PRC Laws in connection with the due execution or delivery of each of the Control Agreements except for registrations with relevant Governmental Agencies in relation to the shares pledge as described in the Control Agreements.
     (iv) Company Contracts. Except as disclosed in the Registration Statement, each of the material company contracts governed by PRC Laws (the “Company Contracts”) has been duly authorized, executed and delivered by the relevant PRC Subsidiary or PRC Affiliated Entity; each such PRC Subsidiary or PRC Affiliated Entity had the corporate power and capacity to enter into and to perform its obligations under such Company Contracts; except as disclosed in the Registration Statement, each of the Company Contracts to which a PRC Subsidiary or PRC Affiliated Entity is a party constitutes a legal, valid and binding obligation of the parties therein, enforceable against the parties therein in accordance with its terms and conditions, subject, as to enforcement, to bankruptcy, insolvency, reorganization and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles, provided that each of the Company Contracts has been duly authorized, executed and delivered by the parties other than the PRC Subsidiaries or the PRC Affiliated Entities.
     (v) M&A Rule. On August 8, 2006, six PRC regulatory agencies, namely, the PRC Ministry of Commerce (“MOFCOM”), the State Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory

Commission (“CSRC”), and the State Administration of Foreign Exchange, jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (the “M&A Rule”), which became effective on September 8, 2006. The New M&A Rule purports, among other things, to require offshore special purpose vehicles, or SPVs, formed for overseas listing purposes through acquisitions of PRC domestic companies and controlled by PRC companies or individuals, to obtain the approval of the CSRC prior to publicly listing their securities on an overseas stock exchange. Based on our understanding of current PRC Laws, we are of the opinion that the issuance and sale of the ADSs, the listing and trading of the ADSs on the New York Stock Exchange or the consummation of the transactions contemplated by the Underwriting Agreement and the Deposit Agreement is not and will not be affected by the M&A Rules. As of the date hereof, the M&A Rules did not and do not require the Company to obtain the approval of the MOFCOM or the approval of CSRC prior to the issuance and sale of the ADSs, the listing and trading of the ADSs on the New York Stock Exchange.
     The statements set forth in the Registration Statement under the captions “PRC Regulation —M&A Rules” are fair and accurate summaries of the matters described therein, and nothing has been omitted from such summaries that would make the same misleading in any material respect.
     (vi) Accurate Description of Laws and Documents. All matters of PRC Laws and practice relating to the Company, each PRC Subsidiary, each PRC Affiliated Entity and their respective businesses and other statements with respect to or involving PRC Laws set forth in the Registration Statement under the captions “Prospectus Summary”, “Risk Factors”, “Use of Proceeds”, “Corporate History and Structure”, “Dividend Policy”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Industry Overview”, “Business”, “PRC Regulation”, “Management”, “Related Party Transactions”, “Description of Share Capital”, “Enforceability of Civil Liabilities” and “Taxation”, in each case insofar as such statements describe or summarize PRC legal or regulatory matters, or documents, agreements or proceedings governed by PRC Laws are true and accurate, and are fairly described and correctly set forth in all material respects therein, and nothing has been omitted from such statements which would make the same misleading in any material respect.
     (vii) No Sovereign Immunity. Under the PRC Laws, none of the Company or its PRC Subsidiaries or PRC Affiliated Entities, or any of their respective properties, assets or revenues, is entitled to any right of immunity on the grounds of sovereignty or otherwise from any legal action, suit or proceeding, set-off or counterclaim, the jurisdiction of any court in the PRC, service of process, attachment prior to or in aid of execution of judgment, or other legal process or proceeding for the granting of any relief or the enforcement of any judgment.
     (viii) Compliance with PRC Law. To the best of our knowledge after due inquiry, each of the Company, the PRC Subsidiaries and the PRC Affiliated Entities is currently in compliance with all applicable PRC Laws, except as disclosed in the Registration Statement, or such as do not, individually or in the aggregate, have a material adverse effect on the results of operations or position, financial or otherwise, of the Company, the PRC Subsidiaries or the PRC Affiliated Entities, taken as a whole. The issuance, sale and delivery of the ADSs and the Shares underlying the ADSs by the Company as described in the Registration Statement will not conflict with, or result in a breach or violation of, the provisions of any applicable PRC Laws.
     (ix) Enforceability of Civil Procedures. We have advised the Company that there is uncertainty as to whether the courts of the PRC would: i) recognize or enforce judgments of United States courts obtained against the Company or directors or officers of the Company predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or ii) entertain original actions brought in each respective jurisdiction against the Company or directors or officers of the Company predicated upon the securities laws of the United States or any state in the United States.
     We have advised the Company further that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between the PRC and the country where the judgment is made or on reciprocity between jurisdictions. China does not have any treaties or other agreements with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against the Company or the directors and officers of the Company if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest.
We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to, the above-mentioned Registration Statement, and to the use of our name in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we fall within the category of the person whose consent is required under Section 7 of the Securities Act, or the regulations promulgated thereunder.
Yours faithfully,
/s/ Commerce & Finance Law Offices

Annex 1
List of the PRC Subsidiaries

PRC Subsidiary	Registered Capital
Beijing Dangdang Information Technology Co., Ltd.	RMB 270 million
()	(Beijing Dangdang Information Technology Co., Ltd. is in the process of increasing its registered capital from RMB 270 million to RMB 470.196 million.)

Wuxi Dangdang Information Technology Co., Ltd.	RMB 150 million
()

Annex 2
List of the PRC Affiliated Entities

PRC Affiliated Entity	Registered Capital
Beijing Dangdang Kewen E-Commerce Co., Ltd.	RMB 2 million
()

Wuxi Dangdang Kewen E-Commerce Co., Ltd.	RMB 2 million
()

Annex 3
List of the Control Agreements
1.	the Shares Pledge Agreement entered into among Beijing Dangdang Information Technology Co., Ltd. (Peggy) Yu Yu and Li Guoqing dated as of December 23, 2004 as amended and restated on July 23, 2010;
2.	the Option Agreement entered into among Beijing Dangdang Information Technology Co., Ltd. (Peggy) Yu Yu and Li Guoqing dated as of December 23, 2004 as amended and restated on July 23, 2010;
3.	the Exclusive Technical Support Service Agreement entered into by Beijing Dangdang Information Technology Co., Ltd. and Beijing Kewen Dangdang E-commerce Co., Ltd. dated as of May 25, 2006 as amended and restated on July 23, 2010;
4.	the Loan Agreement entered into among (Peggy) Yu Yu, Li Guoqing and Beijing Dangdang Information Technology Co., Ltd. dated as of June 19, 2006 as amended and restated on July 23, 2010; and
5.	the power of attorney each executed by (Peggy) Yu Yu and Li Guoqing on July 23, 2010.